SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:

October 11, 2006

MOBILEPRO CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51010	87-0419571
(State of Incorporation)	(Commission File Number )	(IRS Employer Identification No.)

6701 Democracy Blvd., Suite 202
Bethesda, MD 20817

(Address of principal executive offices) (Zip Code)

(301) 315-9040

(Registrant's telephone number)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

The Registrant (“Mobilepro”) filed yesterday amendments to both its Form 10-KSB for its fiscal year ended March 31, 2006 and to its Form 10-Q for the quarter ended June 30, 2006 in response to a recent comment letter from the SEC. Mobilepro reclassified certain amounts within its prior-year Statements of Cash Flows with respect to transactions involving the $100 million Standby Equity Distribution Agreement with Cornell Capital Partners, LP. (the “SEDA”). The reclassifications present the retirements of notes payable to Cornell Capital and the receipt of proceeds drawn by Mobilepro under the SEDA as separate transactions. The reclassifications did not result in any change to the revenues, expenses, loss per share, assets, liabilities, equity, shares outstanding or other items on Mobilepro’s prior year balance sheets or income statements, or to the total cash flows in any of the prior periods.

The above description of the reclassifications is only a summary and is qualified in its entirety by reference to the amended Form 10-KSB for the fiscal year ended March 31, 2006 and to the amended Form 10-Q for the quarter ended June 30, 2006 which are incorporated by reference into this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

By:	/s/ Jay O. Wright
Jay O. Wright Chief Executive Officer MOBILEPRO CORP

Date: October 12, 2006